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Exhibit 99.1

FOR IMMEDIATE RELEASE:
Hank Pennington
Director of Investor Relations
(770) 657-6246

Superior Essex Signs Definitive Agreement to Purchase
Selected Belden Communications Assets

ATLANTA, GA, March 18, 2004—Superior Essex Inc. (SESX.OB) today announced it has entered into a definitive purchase agreement to acquire selected assets of Belden Inc.'s (NYSE: BWC) North American communications wire and cable business. Completion of the transaction is subject to regulatory approvals, obtaining the requisite financing and other customary terms and conditions.

Terms of the Acquisition

Under the terms of the definitive purchase agreement, Superior Essex Communications LLC will purchase selected inventories, machinery and equipment and will assume customer contracts related to Belden's North American outside plant communications wire and cable business. The total purchase price (which is subject to adjustment based upon inventory levels at closing) will not exceed $95 million.

The proposed acquisition excludes, among other things, Belden's communications wire and cable operations in the United Kingdom, the real estate located at Belden's Phoenix, Arizona and Fort Mill, South Carolina facilities, and accounts receivable. Except for obligations under customer contracts, Superior Essex will not assume any liabilities, including any employee related obligations or any liabilities related to Belden plant shutdown costs.

Benefits of the Acquisition

"This acquisition will more appropriately align capacity in the outside plant copper communications cable industry with demand, which has declined 50% in North America since 2000," noted Stephen M. Carter, Chief Executive Officer of Superior Essex. "We have responded to this decline by consolidating our manufacturing facilities and reducing capacity, but the need to serve our customers with the most efficient production now requires us to look beyond internal solutions. We are confident that we will be able to smoothly transition Belden's customer base, which last year generated approximately $200 million in revenues, and meet their ongoing needs without disruption. We believe that our reputation for outstanding service and product quality will allow us to retain a significant portion of this business."

"This transaction, and the resulting additional volume, should equate to an improvement in capacity utilization and manufacturing costs, and only minimal incremental SG&A expense. As a result, we are confident that the acquisition will result in higher margin contributions and a meaningful return on our investment."

Refinancing

The Company also announced its intention to refinance its $145 million of existing Senior Notes and finance the Belden acquisition with a new senior unsecured note offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. The notes offering will be made only to qualified institutional buyers. Any offers of the notes will be made only by means of a confidential offering memorandum. The notes will not be registered under the Securities Act or any state securities laws, and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

About Superior Essex

        Superior Essex Inc. is one of the largest North American wire and cable manufacturers and among the largest wire and cable manufacturers in the world. Superior Essex manufactures a broad portfolio of wire and cable products with primary applications in the communications, magnet wire, and related distribution markets. The Company is a leading manufacturer and supplier of copper and fiber optic communications wire and cable products to telephone companies, distributors and system integrators; a leading manufacturer and supplier of magnet wire and fabricated insulation products to major original equipment manufacturers (OEM) for use in motors, transformers, generators and electrical controls; and a distributor of magnet wire, insulation, and related products to smaller OEMs and motor repair facilities. Additional information can be found on the Company's web site at www.superioressex.com.

        Except for the historical information herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including, but not limited to, risks in product and technology development, market acceptance of new products and continuing product demand, production and timing of customer orders, the impact of competitive products and pricing, changing economic conditions, including changes in short-term interest rates and foreign exchange rates, the migration of magnet wire demand to China and our ability to operate within the framework of our new credit facility and senior notes and other risk factors detailed in Superior Essex's filings with the Securities and Exchange Commission.

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Superior Essex Signs Definitive Agreement to Purchase Selected Belden Communications Assets